Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (No. 333-274544) on Form S-8 of our report dated May 29, 2024, relating to the financial statements of Arm Holdings plc, appearing in the Annual Report on Form 20-F of Arm Holdings plc for the year ended March 31, 2024.

/s/ DELOITTE & TOUCHE LLP
San Jose, California
September 25, 2024